Exhibit 99.4

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of WMIH Corp. (“WMIH”) and its Audit Committee, as Appendix B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed on the date hereof (the “Registration Statement”) relating to the proposed merger of Wand Merger Corporation, a wholly-owned subsidiary of WMIH, with and into Nationstar Mortgage Holdings Inc. and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

Dated: March 22, 2018

Keefe, Bruyette & Woods, Inc.